Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TXA ACQUISITION CORP.”, CHANING ITS NAME FROM “TXA ACQUISITION CORP.” TO “WINRAISE GROUP, INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF JANUARY, A.D. 2003, AT 8:20 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3301971 8100 030006206

Harriet Smith] Windsor, Secretary of State

AUTHENTICATION: 2186373

DATE: 01-06-03

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

of

TXA Acquisition Corp.

•

First:   That at a meeting of the Board of Directors of TXA Acquisition Corp. (the “Corporation”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of this corporation is WinRaise Group, Inc.”

•

Second: That thereafter a consent in lieu of special meeting was executed by the holders of a majority of the common capital stock of the Corporation entitled to vote thereon approving and ratifying the amendment.

•	Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

By: _______________________

(Authorized Officer)

NAME: Timothy P. Halter